As filed with the Securities and Exchange Commission on November 30, 2004

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

REPUBLIC BANCORP, INC.

(Exact name of Registrant as Specified in Its Charter)

Kentucky	61-0862051
(State of Incorporation)	(I.R.S. Employer Identification No.)

601 West Market Street

Louisville, Kentucky 40202

(502) 584-3600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

REPUBLIC BANCORP, INC. NON-EMPLOYEE DIRECTOR AND KEY EMPLOYEE DEFERRED
COMPENSATION PLAN

REPUBLIC BANK & TRUST COMPANY NON-EMPLOYEE DIRECTOR AND KEY EMPLOYEE
DEFERRED COMPENSATION PLAN

(Full Title of the Plan)

Michael Ringswald

General Counsel

REPUBLIC BANCORP, INC.

601 West Market Street
Louisville, Kentucky 40202
(502) 584-3600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copy to:

Kathryn I. Murtagh, Esq.

Elisabeth M. Todaro, Esq.

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

(617) 570-1000

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee

Deferred Compensation Obligations (1)	$1,500,000	N/A	$1,500,000	$190.05

(1)                                  The deferred compensation obligations are unsecured obligations of Republic Bancorp, Inc. (the “Registrant”) and Republic Bank & Trust Company (the “Bank”) to pay deferred compensation in the future in accordance with the terms of the Republic Bancorp, Inc. Non-Employee Director and Key Employee Deferred Compensation Plan (the “Holding Company Deferred Compensation Plan”) and the Republic Bank & Trust Company Non-Employee Director and Key Employee Deferred Compensation Plan respectively (the “Bank Deferred Compensation Plan” and together with the Holding Company Deferred Compensation Plan, the “Plans”).

(2)                                  This estimate is made pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based on the estimated amount of compensation that may be deferred under the Plans. Estimated solely for the purposes of determining the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.

(3)                                  In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate number of deferred compensation obligations that may be offered or sold pursuant to the Plans.  In accordance with Rule 457(h)(2), no separate fee calculation is made for plan interests.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Republic Bancorp, Inc., a Kentucky corporation (the “Company” or the “Registrant”), relating to up to $1,500,000 of unsecured obligations of the Registrant and Republic Bank & Trust Company (the “Bank”) to pay deferred compensation in the future in accordance with the terms of the Republic Bancorp, Inc. Non-Employee Director and Key Employee Deferred Compensation Plan (the “Holding Company Deferred Compensation Plan”) and the Republic Bank & Trust Company Non-Employee Director and Key Employee Deferred Compensation Plan respectively  (the “Bank Deferred Compensation Plan” and together with the Holding Company Deferred Compensation Plan, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Part I of this Registration Statement is included in the prospectus for the Plan, which the Registrant has excluded from this Registration Statement in accordance with the instructions to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The Company hereby incorporates by reference the following documents which have previously been filed with the Securities and Exchange Commission (the “Commission”):

•                  the Company’s Current Report on Form 8-K dated November 18, 2004;

•                  the Company’s Annual Report on Form 10-K for the year ended December 31, 2003;

•                  the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

•                  the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004; and

•                  the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

In addition, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a) and 13(c), Section 14 and Section 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.           Description of Securities.

Under the Plans, the Company and its wholly-owned subsidiary, Republic Bank & Trust Company (the “Bank”), will provide non-employee directors and certain key employees of the Company and the Bank (each a “Participant”) the opportunity to defer a specified percentage of their compensation.  The securities being registered represent obligations (the “Obligations”) of the Company and the Bank, as applicable, under the Plans to pay to the Participants the value of the deferred compensation in the future.  The compensation deferred by the Participants pursuant to the Plans will be deemed invested in stock units equivalent in value to shares of Class A Common Stock of the Company.  The Plans do not provide for any fixed or guaranteed rate of return on compensation deferred by Participants.  Neither the Company nor the Bank guarantees the performance of the stock units, which are the only investment measurement under the Plans, nor does the Company or the Bank guarantee any minimum return or payments to any Participant, which may be more or less than the amount(s) of compensation that a Participant elected to defer.

Amounts credited (or charged) to a Participant’s account are credited (or charged) with notional earnings (or losses) at the end of each fiscal quarter based on the performance of the investment measurement under the Plans, and are also credited with dividend equivalents as if such stock units were outstanding shares.

The Obligations are payable in a single lump sum in shares of the Company’s Class A Common Stock (with any fractional shares paid in cash) at the end of the deferral period specified in advance by each Participant, or at the time that the Participant terminates service as a result of becoming permanently disabled or dies, if earlier.  The Obligations may become payable upon a change in control of the Company, but only if such a distribution is permitted by applicable tax laws.

The Obligations are unsecured general obligations of the Company or the Bank, as applicable, and rank pari passu with other unsecured and unsubordinated indebtedness of the Company or the Bank, as applicable.  The Obligations may not be sold, assigned, pledged, mortgaged, hypothecated, alienated, encumbered or in any way transferred or conveyed in advance of receipt.  Any attempt by any person to transfer or assign benefits under the Plans other than a claim for benefits by a Participant or his or her beneficiary(ies), will be null and void.  There is no trading market for the Obligations.  The Obligations are not convertible into any other security of the Company or the Bank, as applicable.

The Company may amend or terminate the Plans at any time and for any reason.  No amendment or termination may reduce the balance of any deferred compensation account in existence at the time the amendment or termination is made.  The amendment or termination of the Plans shall not accelerate the timing of the payment of benefits under the Plans, unless permitted by applicable law.

Item 6.           Indemnification of Directors and Officers.

The Bylaws of the Registrant require the Registrant to indemnify, and permit the Registrant to advance expenses to, all directors, officers, employees or agents of the Registrant who were or are threatened to be made a defendant or respondent to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant, to the fullest extent that is expressly permitted or required by the Kentucky statutes and all other applicable law.

The circumstances under which Kentucky law requires or permits a corporation to indemnify its directors, officers, employees and/or agents are set forth at KRS 271B.8-500, et seq.

Generally, under KRS 271B.8-500 et seq., a corporation may indemnify an individual made a party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if: (1) he conducted himself in good faith; and (2) he reasonably believed (a) in the case of conduct in his official capacity with the corporation that his conduct was in its best interests, and (b) in all other cases, that his conduct was at least not opposed to its best interests, and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

A corporation may not indemnify a director or officer: (1) in connection with a proceeding by or in the right of the corporation in which the director or officer was adjudged liable to the corporation; or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

These provisions and contracts could reduce the legal remedies available to the Company and its stockholders against these individuals.  In addition, the Registrant may provide liability insurance for each director and officer for certain losses arising from claims or changes made against them while acting in their capabilities as directors or officers of Registrant, whether or not Registrant would have the power to indemnify such person against such liability, as permitted by law.

Item 8.           Exhibits.

The following is a complete list of exhibits filed or incorporated by reference as part of this Registration Statement.

Exhibit No.	Description

4.1*	Republic Bancorp, Inc. Non-Employee Director and Key Employee Deferred Compensation Plan
4.2*	Republic Bank & Trust Company Non-Employee Director and Key Employee Deferred Compensation Plan
5.1	Opinion as to the legality of the securities being registered.
23.1	Consent of Counsel (included in Exhibit 5.1 hereto).
23.2	Consent of Crowe Chizek and Company LLC.
24.1	Powers of Attorney (included in the signature page of this Registration Statement).

* Incorporated by reference to the relevant exhibit to the Company’s Current Report on Form 8-K dated November 18, 2004 and filed with the Commission.

Item 9.           Undertakings.

(a)                                  The Company hereby undertakes:

(1)                                  To file, during any period in which offers are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)                                  That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on November 30, 2004.

REPUBLIC BANCORP, INC.

By:	/s/ Steven E. Trager
Steven E. Trager
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Steven E. Trager and Kevin Sipes, and each of them singly, such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bernard M. Trager
Bernard M. Trager	Chairman of the Board of Directors	November 30, 2004

/s/ Steven E. Trager	President and Chief Executive Officer and Director (Principal Executive Officer)
Steven E. Trager		November 30, 2004

/s/ Kevin Sipes	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Kevin Sipes		November 30, 2004

/s/ Charles E, Anderson
Charles E. Anderson	Director	November 30, 2004

/s/ Bill Petter
Bill Petter	Vice Chairman and Director	November 30, 2004

/s/ Sandra Metts Snowden
Sandra Metts Snowden	Director	November 30, 2004

/s/ R. Wayne Stratton
R. Wayne Stratton	Director	November 30, 2004

/s/ J. Michael Brown
J. Michael Brown	Director	November 30, 2004

/s/ Susan Stout Tamme
Susan Stout Tamme	Director	November 30, 2004

/s/ A. Scott Trager
A. Scott Trager	Vice Chairman and Director	November 30, 2004

The Holding Company Deferred Compensation Plan.  Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on November 30, 2004.

REPUBLIC BANCORP, INC.,
as Plan Administrator of the Republic Bancorp, Inc. Non-Employee Director and Key Employee Deferred Compensation Plan

By:	/s/ Bill Petter
Name: Bill Petter
Title: Director

The Bank Deferred Compensation Plan.  Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Louisville, Commonwealth of Kentucky on November 30, 2004.

REPUBLIC BANK & TRUST COMPANY,
as Plan Administrator of the Republic Bank & Trust Company Non-Employee Director and Key Employee Deferred Compensation Plan

By:	/s/ Bill Petter
Name: Bill Petter
Title: Director

EXHIBIT INDEX

Exhibit No.	Description

4.1*	Republic Bancorp, Inc. Non-Employee Director and Key Employee Deferred Compensation Plan
4.2*	Republic Bank & Trust Company Non-Employee Director and Key Employee Deferred Compensation Plan
5.1	Opinion as to the legality of the securities being registered.
23.1	Consent of Counsel (included in Exhibit 5.1 hereto).
23.2	Consent of Crowe Chizek and Company LLC.
24.1	Powers of Attorney (included in the signature page of this Registration Statement).

* Incorporated by reference to the relevant exhibit to the Company’s Current Report on Form 8-K dated November 18, 2004 and filed with the Commission.